CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
Title of Each Class	Amount to	Maximum	Maximum	Amount of
of Securities to be	be	Offering Price	Offering Price	Registration
Registered	Registered	per Share ($)	($)(1)	Fee($)(2)

Selling Shareholders – Common Stock	5,827,500	$0.02	$116,550	$12.84

1.Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a).

2.Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(o) under the Securities Act.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The selling shareholders will sell the common stock being registered in this offering at a fixed price of $0.02 per share.